Exhibit 10.1

SEVERANCE AGREEMENT

1.               General.  Danaher Corporation (“the Company”) has offered and Mr. Daniel Raskas (“the Executive”) has accepted at-will employment with Danaher Corporation as Vice President of Corporate Development.  In consideration of the Executive’s acceptance of employment, the Company desires to provide a period of additional security in the form of pay and benefits on the terms and conditions described below, which will be in addition to any amounts paid pursuant to the Noncompetition Agreement executed by the Executive on the date hereof (“Noncompetition Agreement”), but will supersede any other Company severance policy that may be in effect at the time of the Executive’s termination.  For purposes of this agreement, the terms “without cause,” “for cause” and “good reason” have the meanings set forth below:

(a)                        “Without cause” shall mean any termination of employment by the Company that is for reasons other than “for cause” as defined herein. “For cause” is defined as termination of employment for any one of the following reasons:  (1) conviction of, or pleading guilty or no contest to, a felony, or a misdemeanor (other than traffic violations) where imprisonment may be imposed, (2) commission of any act of theft, embezzlement or fraud, or deliberate act of dishonesty against the Company or any subsidiary thereof, (3) a violation of fiduciary duty that is determined as such by a court of law or (4) any act of sexual or racial harassment or any willful failure or refusal to comply with the Company’s Standards of Conduct.

(b)                       “Good Reason” shall mean any of the following:  (i) relocation of eithr the Company’s executive office in Washington, D.C. or the Executive’s work location in Washington, D.C. to more than fifty miles from the current location without Executive’s written concurrence; or (ii) any material adverse change in the Executive’s duties and responsibilities as Vice President of Corporate Development of the Company or material reduction in the Executive’s salary or incentive compensation target percentage.

2.               Severance.  In the event that the Executive’s employment is terminated by the Company without cause or the Executive resigns his employment with the Company for good reason prior to December 31, 2005, the Company will pay the Executive the following severance pay and benefits, provided that at the time of termination the Executive signs a release of all claims arising out of the Executive’s employment, and discontinuance of employment, with the Company in the format of the Company’s standard release in effect at the time of termination:

(a)                        Twenty-thousand dollars ($20,000) a month, minus legally required deductions, through December 31, 2005 or for six (6) months, whichever is longer; provided, however, that in the event the Executive does not receive all of his severance pay under the Noncompetition Agreement, the severance period under this Agreement will be through December 31, 2005 or for twelve (12) months, whichever is longer. Payments hereunder would be made on the same schedule as normal pay periods during Executive’s employment with the Company.

(b)                       The Executive will be eligible to continue his health (i.e., medical and dental) benefits (in effect at the time of his termination) for the period he receives severance pay under this Agreement, by paying the regular monthly active associate contribution, which will be deducted directly from his monthly severance pay.  After such period, the Executive may elect to continue such benefits under the provisions of COBRA.

3.               Disputes – Resolution through Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the District of Columbia, in accordance with the rules of the American Arbitration Association then in effect.

4.               Amendment.  This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

5.               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia without regard to conflict of law principles.

6.               At-Will Employment.  The Executive acknowledges that in consideration of the Executive’s right to terminate his employment with the Company at any time for any reason, the Executive agrees that he is employed by the Company on an at-will basis.  For purposes of clarification, the Executive’s at-will employment status does not affect his rights to severance upon the terms and conditions set forth hereunder.

AGREED TO this 30th day of September 2004.

Danaher Corporation

By:	/s/ Daniel L. Comas	/s/ Daniel Raskas
	Name: Daniel L. Comas	Mr. Daniel Raskas
Title: Senior Vice President